Exhibit 3.4

CORPORATE BYLAWS OF

AQUARON ACQUISITION CORP

ARTICLE 1. OFFICES OF THE CORPORATION.

Section 1. Principal Office. The principal office of the corporation and other offices of the corporation shall be at the locations, within or without the corporation’s state of incorporation (the “State”), as the directors may specify from time to time. The secretary of this corporation will keep a copy of the corporation’s Articles of Incorporation (or similar incorporating document), these bylaws, minutes of directors and shareholders’ meetings, stock certificates and stubs, a register of the names and interests of the corporation’s shareholders, and other corporate records and documents at the principal office.

Section 2. Registered Agent. For receipt of official legal and tax correspondence from the State of Incorporation, the registered agent of the corporation (sometimes known as a resident agent, statutory agent, agent for service of process, or delivery of service address) shall be maintained in accordance with the requirements of the State of Incorporation.

ARTICLE 2. SHAREHOLDER’S MEETINGS.

Section 1. Annual meeting. The annual meeting of shareholders shall be held in the 12th month following the end of each fiscal year of the corporation on any day of that month as determined by the board of directors.

Section 2. Special meetings. Special meetings of the shareholders for any purpose or purposes permitted by law may be called by the president of the corporation or by the board of directors. Such meetings shall also be called by the president at the request of the holders of not less than one tenth of the outstanding shares of the corporation entitled to vote at the meeting.

Section 3. Location. Meetings of the shareholders may be held at any location, within or without the State, designated by the board of directors or, in the absence of a designation by the board of directors, by the person or persons who call such meeting. If no designation is made, the meeting shall be held at the principal office of the corporation.

Section 4. Notice. Notices of meetings, annual or special, must be given in writing to shareholders entitled to vote at the meeting by the secretary or an assistant secretary or, if there is no such officer, by any director or shareholder.

Notices of shareholders’ meetings must be given either personally or by first-class mail or other means of written communication, addressed to the shareholder at the address of the shareholder appearing on the stock register of the corporation or given by the shareholder to the corporation for the purpose of notice. Notice of a shareholders’ meeting must be given to each shareholder no less than two weeks prior to the meeting.

This notice will state the place, date, and hour of the meeting and the general nature of the business to be transacted. The notice of an annual meeting and any special meeting at which directors are to be elected will include the names of the nominees that, at the time of the notice, the board of directors intends to present for election.

Section 5. Waiver of Notice. Any shareholder may waive notice of any meeting before or after the meeting. Such waiver must be in writing signed by the shareholder and delivered to the secretary of the corporation for inclusion in the minutes of the meeting.

Section 6. Quorum and voting. Every shareholder entitled to vote is entitled to one vote for each share held, except as otherwise provided by law. A shareholder entitled to vote may vote part of his or her shares in favor of a proposal and refrain from voting the remaining shares or vote them against the proposal. If a shareholder fails to specify the number of shares he or she is affirmatively voting, it will be conclusively presumed that the shareholder’s approving vote is with respect to all shares the shareholder is entitled to vote.

Except as otherwise required by applicable law, a majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of the shareholders. Each outstanding share entitled to vote shall be entitled to one vote upon each matter voted on at a meeting of shareholders. Except as otherwise required by applicable law, the vote of a majority of the shareholders present in person or by proxy at a meeting at which a quorum is present shall be the act of the shareholders.

Section 7 Proxies. At meetings of the shareholders, a shareholder may vote in person or by proxy executed in writing in compliance with applicable law and filed with the secretary of the corporation at or before the time of the meeting.

Section 8. Informal action by shareholders. Any action required or permitted by law to be taken by the shareholders at a meeting may be taken without a meeting if one or more consents in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote at a meeting.

ARTICLE 3. DIRECTORS.

Section 1. General powers. The business and affairs of the corporation shall be managed by the board of directors.

Section 2. Initial directors. The initial board of directors shall be comprised of the following initial directors:

RONGQING SHUANG

340 EAST 64TH STREET SUITE 5P

NEW YORK , NY 10065

Section 3. Number. The number of directors constituting the board of directors shall be not less than one nor more than nine. Within such limits, the number may be fixed or changed from time to time by the vote of a majority of the shareholders or by vote of a majority of the directors.

Section 4. Election and Tenure of Office. The directors are elected at the annual meeting of the shareholders and hold office until the next annual meeting and until their successors have been elected and qualified.

Section 5. Regular meetings. A regular meeting of the board of directors shall be held immediately after, and at the same place as, the annual meeting of shareholders. The board of directors may, by resolution, provide for additional regular meetings of the board.

Section 6. Special meetings. Special meetings of the directors for any purpose or purposes permitted by law may be called by the president of the corporation or by any two directors. The person or persons who call such meeting may fix any time or place for the holding of such meeting.

Section 7. Notice. Notices of meetings, annual or special, must be given in writing to directors by the secretary or an assistant secretary or, if there is no such officer, by any director or shareholder.

Notices of directors’ meetings must be given either personally or by first-class mail or other means of written communication, addressed to the director at the address of the director appearing on the records of the corporation or given by the director to the corporation for the purpose of notice. Notice of a directors’ meeting will be given to each director at least two weeks prior to the meeting, unless a greater period is required under the state corporation statutes for giving notice of a meeting.

This notice will state the place, date, and hour of the meeting and the general nature of the business to be transacted. The notice of an annual meeting and any special meeting at which directors are to be elected will include the names of the nominees that, at the time of the notice, the board of directors intends to present for election.

Section 8. Waiver of Notice. Any director may waive notice of any meeting before or after the meeting. Such waiver must be in writing signed by the director and delivered to the secretary of the corporation for inclusion in the minutes of the meeting.

Section 9. Quorum and voting. Except as otherwise required by applicable law, a majority of the directors shall constitute a quorum at a meeting of the directors. Each director shall be entitled to one vote upon each matter voted on at a meeting of the directors. Except as otherwise required by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors.

Section 10. Informal action by directors. Any action required or permitted by law to be taken by the directors at a meeting may be taken without a meeting if one or more consents in writing, setting forth the action so taken, shall be signed by all of the directors entitled to vote at a meeting.

Section 11. Resignation, vacancies, and removal. Any director may resign, effective on giving written notice to the chairperson of the board of directors, the president, the secretary, or the board of directors, unless the notice specifies a later time for the effectiveness of the resignation. If the resignation is effective at a later time, a successor may be elected to take office when the resignation becomes effective.

Directors may be removed from office, and vacancies on the board of directors may be filled, in any manner allowed by applicable law.

ARTICLE 4. OFFICERS.

Section 1. Number. The officers of the corporation shall be a president, a secretary, and a treasurer (or officers with different titles that perform the similar duties of these officers), which are appointed by the board of directors, with the optional appointment of one or more vice-presidents at the discretion of the board. The board of directors may appoint such other additional officers as it may see fit from time to time. Subject to contractual agreements approved by the board of directors, officers of the corporation shall serve at the pleasure of the board of directors, and shall have the authority and duties specified from time to time by the board of directors, and shall receive salary and benefits as may be approved by the board.

Section 2. President. The president has general supervision, direction, and control of the day-to-day business and affairs of the corporation, subject to the direction and control of the board of directors. The president presides at all meetings of the shareholders and directors and is an ex official member of all the standing committees, including any executive committee of the board, and has the general powers and duties of management usually vested in the office of president or chief executive officer of a corporation and other powers and duties as may from time to time be prescribed by the board of directors or these bylaws.

Section 3. Treasurer. The treasurer will keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the corporation.

The treasurer will deposit monies and other valuables in the name and to the credit of the corporation with the depositories designated by the board of directors. He or she will disburse the funds of the corporation in payment of the just demands against the corporation; will render to the president and directors, whenever they request it, an account of all his or her transactions as chief financial officer and of the financial condition of the corporation; and have such other powers and perform such other duties as may from time to time be prescribed by the board of directors.

Section 4. Secretary. The corporate secretary (or other corporate officer designated by the board of directors to maintain and keep corporate records) will keep, or cause to be kept, at the principal office of the corporation, a book of minutes of all meetings of directors and shareholders. The minutes will state the time and place of holding of all meetings; whether regular or special, if special, how called or authorized; the notice given or the waivers of notice received; the names of those present at directors’ meetings; the number of shares present or represented at shareholders’ meetings; and an account of the proceedings.

The secretary will keep, or cause to be kept, at the principal office of the corporation, or at the office of the corporation’s transfer agent, a share register, showing the names of the shareholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for shares, and the number and date of cancellation of every certificate surrendered for cancellation.

The secretary will keep, or cause to be kept, at the principal office of the corporation, the original or a copy of the bylaws of the corporation, as amended or otherwise altered to date, certified by him or her.

The secretary will give, or cause to be given, notice of all meetings of shareholders and directors required to be given by law or by the provisions of these bylaws. He or she will prepare, or cause to be prepared, an alphabetical listing of shareholders for inspection prior to and at meetings of shareholders as required these bylaws.

The secretary has charge of the seal of the corporation (if applicable) and has such other powers and may perform such other duties as may from time to time be prescribed by the board or these bylaws.

ARTICLE 5. BOOKS AND RECORDS.

Section 1. Books and records. The corporation shall create and maintain such books and records, including minutes of meetings, stock ledgers, and financial records, as may be required by law and any such additional records as may be specified by the directors and officers from time to time.

Section 2. Inspection by shareholders. To the extent required by applicable law, and to the additional extent permitted from time to time by the directors, shareholders shall have the right to inspect the books and records of the corporation.

ARTICLE 6. MISCELLANEOUS.

Section 1. Share certificates. Shareholders of the corporation shall be entitled to one or more certificates representing shares owned by such shareholders. Share certificates shall be in the form specified from time to time by the board of directors.

Section 2. Dividends and distributions. The board of directors may from time to time declare, and the corporation may pay, dividends on outstanding shares of the corporation, subject to limitations provided by law and the articles of incorporation of the corporation.

Section 3. Regular and executive committees. The board of directors may designate one or more regular committees to report to the board on any area of corporate operation and performance.

To the extent allowed under state corporate statutes, the board of directors also may designate and delegate specific decision-making authority to one or more executive committees, each consisting of two or more directors, that have the authority of the board of directors to approve corporate decisions in the specific areas designated by the board of directors.

Section 4. Seal. The board of directors may adopt, and from time to time modify, a corporate seal.

Section 5. Fiscal year. The fiscal year of the corporation shall be the period designated by the board of directors.

Section 6. Amendment. These bylaws may be amended from time to time by the directors or the shareholders in the manner permitted by applicable law.

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